BLUE BIRD REPORTS FISCAL YEAR 2023
SECOND QUARTER RESULTS;
TURNAROUND AHEAD OF SCHEDULE;
RAISES GUIDANCE FOR THE YEAR

Net Sales of $299.8M and GAAP Net Income of $7.1M
Adjusted EBITDA of $19.8M with 2,304 Buses Sold
FY2023 Guidance Increased to Adj. EBITDA of Approx. $60M
Robust Backlog of $775M+ and nearly 5,800 Units

MACON, Ga. (May 11, 2023) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2023 second quarter results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended April 1, 2023	B/(W) 2022	Six Months Ended April 1, 2023	B/(W) 2022
Unit Sales	2,304	373	4,261	1,181
GAAP Measures:
Revenue	$299.8	$92.2	$535.5	$198.7
Net Income (Loss)	$7.1	$19.3	$(4.2)	$12.1
Diluted EPS	$0.22	$0.60	$(0.13)	$0.41
Non-GAAP Measures[1]:
Adjusted EBITDA	$19.8	$30.5	$15.6	$22.7
Adjusted Net Income (Loss)	$8.6	$18.7	$(1.2)	$11.0
Adjusted Diluted EPS	$0.27	$0.58	$(0.04)	$0.36
1 Reconciliation to relevant GAAP metrics shown below

“I am incredibly proud of the progress that the team has made and we are finally seeing the results of all the hard work in the financials. The team has been executing on a rigorous plan for over 18 months to improve operations, reduce fixed costs, and recover economics through pricing," said Matthew Stevenson, President and CEO of Blue Bird Corporation. "The market demand for Blue Bird’s best-in-class school buses continues to remain strong with nearly 5,800 units in the backlog. We also expanded our leadership position in zero-emission school buses, realizing exceptional growth in electric school bus bookings, up 176%, and our firm order backlog, of more than 620 electric school buses, as of the end of April, continues to grow. We have seen steady growth in electric school bus orders from the EPA’s 2022 Clean School Bus Rebate Program, which awarded nearly $1 billion in funding. This funding alone will generate orders for an estimated 500-700 Blue Bird electric buses translating into a minimum of $200 million of additional revenue. Plus we are excited to see progress with the announcement of Phase 2 of the program, offering a $400M competitive grant program for electric school buses.”

FY2023 Guidance Increased
"We are very excited with the FY2023-Q2 results, above our guidance for both Revenues and EBITDA” said Razvan Radulescu, CFO of Blue Bird Corporation. “Our turnaround is working ahead of schedule and we returned to historical profitability already in Q2, and expect further increased performance each quarter, as shown in the forecast shared during the earnings call. We are raising full year fiscal 2023 guidance to Net Revenue of just over $1.1 Billion, Adj. EBITDA of $55-65 million and Adj. Free Cash Flow of $30-40 million. Additionally, we are reconfirming our long-term outlook of profitable growth towards $2 billion in revenues and Adjusted EBITDA margins of 12%, or $250 million.”

Fiscal 2023 Second Quarter Results

Net Sales
Net sales were $299.8 million for the second quarter of fiscal 2023, an increase of $92.2 million, or 44.4%, from prior year period. Bus sales increased $85.0 million, reflecting a 21.6% increase in average sales price per unit, resulting from pricing actions taken by management as well as product and customer mix change, and a 19.3% increase in units booked. In the second quarter of fiscal 2023, 2,304 units were booked compared to 1,931 units booked for the same period in fiscal 2022. The increase in units sold was primarily due to constraints in the Company's ability to produce and deliver buses due to shortages of critical components in the second quarter of fiscal 2022. Additionally, Parts sales increased $7.2 million, or 37.4%, for the second quarter of fiscal 2023 compared to the second quarter of fiscal 2022. This increase is primarily attributed to pricing actions taken by management to offset increases in purchased parts costs and increased inventory availability as supply chain constraints began to improve slightly during the second quarter of fiscal 2023 relative to the second quarter of fiscal 2022.

Gross Profit
Second quarter gross profit of $35.6 million represented an increase of $32.5 million from the second quarter of last year. The increase was primarily driven by the $92.2 million increase in net sales, discussed above. This was partially offset by an increase of $59.7 million in cost of goods sold, primarily corresponding the increase net sales.

Net Income
Net income was $7.1 million for the second quarter of fiscal 2023, which was a $19.3 million increase compared to the same period last year. The increase was primarily driven by the $32.5 million increase in gross profit, discussed above. Partially offsetting this was a corresponding $8.8 million increase in tax expense, as well as an increase of $3.3 million in selling, general and administrative expenses, primarily due to an increase in personnel costs.

Adjusted Net Income
Adjusted net income was $8.6 million, representing an increase of $18.7 million compared with the same period last year, primarily due to the $19.3 million increase in net income, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $19.8 million, which was an increase of $30.5 million compared with the second quarter last year. This increase primarily results from the $19.3 million increase in net income, and the corresponding $8.8 million increase in income tax expense, as well as a $2.7 million increase in interest expense.

Year-to-Date Fiscal 2023 Results

Net Sales
Net sales were $535.5 million for the six months ended April 1, 2023, an increase of $198.7 million, or 59.0%, compared with the prior year. Bus sales increased $185.8 million, or 61.7%, reflecting a 38.3% increase in units booked and a 16.9% increase in average sales price per unit. 4,261 units booked in the six months ended April 1, 2023 compared with 3,080 units booked during the same period in fiscal 2022. The increase in units sold was primarily due to constraints in the Company's ability to produce and deliver buses due to shortages of critical components in the first half of fiscal 2022. The increase in unit price for the first half of fiscal 2023 compared to the same period in fiscal 2022 reflects pricing actions taken by management as well as product and customer mix changes. Parts sales increased $12.9 million, or 35.8%, for the six months ended April 1, 2023 compared to the six months ended April 2, 2022. This increase is primarily attributed to pricing actions taken by management to offset increases in purchased parts costs and increased inventory availability as supply chain constraints began to improve slightly during the first half of fiscal 2023 relative to the first half of fiscal 2022.

Gross Profit
Gross profit or the six months ended April 1, 2023 was $43.1 million, an increase of $23.8 million compared to the same period in the prior year. The increase was primarily driven by the $198.7 million increase in net sales. This was partially offset by an increase of $174.9 million in cost of goods sold, primarily corresponding the increase net sales.

Net Loss
Net loss was $4.2 million for the six months ended April 1, 2023, which was a $12.1 million decrease from the prior year. The decrease in net loss was primarily driven by the $23.8 million increase in gross profit, discussed above. The increase in gross profit was partially offset by a corresponding $7.6 million decrease in income tax benefit, as well as a $3.8 million increase in interest expense.

Adjusted Net Loss
Adjusted net loss or the six months ended April 1, 2023 was $1.2 million, a decrease of $11.0 million compared with the same period last year, primarily due to the $12.1 million decrease in net loss, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $15.6 million for the six months ended April 1, 2023, an increase of $22.7 million compared to the same period in the prior year. This is primarily due to the $12.1 million decrease in net loss, discussed above, the corresponding $7.6 million decrease in income tax benefit, and the $3.8 million increase in interest expense.

Conference Call Details

Blue Bird will discuss its second quarter 2023 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 404-975-4839 or 833-470-1428

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. Blue Bird buses carry the most precious cargo in the world – the majority of 25 million children twice a day – making us the most trusted brand in the industry. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors to determine (a) the annual cash bonus payouts, if any, to be made to certain members of management based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Amended Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting and/or operational transformation initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands of dollars, except for share data)	April 1, 2023	October 1, 2022
Assets
Current assets
Cash and cash equivalents	$17,773	$10,479
Accounts receivable, net	13,635	12,534
Inventories	129,161	142,977
Other current assets	11,478	8,486
Total current assets	$172,047	$174,476
Restricted Cash	$238	$—
Property, plant and equipment, net	98,506	100,608
Goodwill	18,825	18,825
Intangible assets, net	46,428	47,433
Equity investment in affiliate	12,325	10,659
Deferred tax assets	12,507	10,907
Finance lease right-of-use assets	1,385	1,736
Other assets	2,088	1,482
Total assets	$364,349	$366,126
Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$136,622	$107,937
Warranty	6,597	6,685
Accrued expenses	21,748	16,386
Deferred warranty income	7,404	7,205
Finance lease obligations	576	566
Other current liabilities	5,620	6,195
Current portion of long-term debt	19,800	19,800
Total current liabilities	$198,367	$164,774
Long-term liabilities
Revolving credit facility	$—	$20,000
Long-term debt	119,752	130,390
Warranty	8,957	9,285
Deferred warranty income	12,677	11,590
Deferred tax liabilities	143	—
Finance lease obligations	1,283	1,574
Other liabilities	8,506	11,107
Pension	15,782	16,024
Total long-term liabilities	$167,100	$199,970
Stockholders' (deficit) equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at April 1, 2023 and October 1, 2022	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 32,036,149 and 32,024,911 shares outstanding at April 1, 2023 and October 1, 2022, respectively	3	3
Additional paid-in capital	174,313	173,103
Accumulated deficit	(83,676)	(79,512)
Accumulated other comprehensive loss	(41,476)	(41,930)
Treasury stock, at cost, 1,782,568 shares at April 1, 2023 and October 1, 2022	(50,282)	(50,282)
Total stockholders' (deficit) equity	$(1,118)	$1,382
Total liabilities and stockholders' (deficit) equity	$364,349	$366,126

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands of dollars except for share data)	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Net sales	$299,814	$207,659	$535,546	$336,882
Cost of goods sold	264,165	204,502	492,440	317,528
Gross profit	$35,649	$3,157	$43,106	$19,354
Operating expenses
Selling, general and administrative expenses	23,205	19,858	40,037	38,091
Operating profit (loss)	$12,444	$(16,701)	$3,069	$(18,737)
Interest expense	(5,192)	(2,491)	(9,388)	(5,573)
Interest income	12	—	12	—
Other (expense) income, net	(342)	744	(578)	1,480
Loss on debt modification	—	—	(537)	(561)
Income (loss) before income taxes	$6,922	$(18,448)	$(7,422)	$(23,391)
Income tax (expense) benefit	(1,389)	7,415	1,592	9,177
Equity in net income (loss) of non-consolidated affiliate	1,597	(1,114)	1,666	(2,015)
Net income (loss)	$7,130	$(12,147)	$(4,164)	$(16,229)

Earnings (loss) per share:
Basic weighted average shares outstanding	32,033,709	31,981,073	32,029,999	30,039,240
Diluted weighted average shares outstanding	32,322,163	31,981,073	32,029,999	30,039,240
Basic earnings (loss) per share	$0.22	$(0.38)	$(0.13)	$(0.54)
Diluted earnings (loss) per share	$0.22	$(0.38)	$(0.13)	$(0.54)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
(in thousands of dollars)	April 1, 2023	April 2, 2022
Cash flows from operating activities
Net loss	$(4,164)	$(16,229)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	7,068	6,678
Non-cash interest expense	777	2,509
Share-based compensation expense	1,288	2,486
Equity in net (income) loss of non-consolidated affiliate	(1,666)	2,015
Loss on disposal of fixed assets	11	12
Impairment of fixed assets	—	1,354
Deferred income tax benefit	(1,600)	(9,127)
Amortization of deferred actuarial pension losses	598	581
Loss on debt modification	537	561
Changes in assets and liabilities:
Accounts receivable	(1,101)	(1,236)
Inventories	13,816	(30,469)
Other assets	(2,380)	(3,072)
Accounts payable	28,116	38,883
Accrued expenses, pension and other liabilities	3,416	(6,356)
Total adjustments	$48,880	$4,819
Total cash provided by (used in) operating activities	$44,716	$(11,410)
Cash flows from investing activities
Cash paid for fixed assets	$(3,740)	$(3,478)
Total cash used in investing activities	$(3,740)	$(3,478)
Cash flows from financing activities
Revolving credit facility borrowings	$35,000	$55,000
Revolving credit facility repayments	(55,000)	(100,000)
Term loan repayments	(9,900)	(7,425)
Principal payments on finance leases	(281)	(659)
Cash paid for debt costs	(3,272)	(2,468)
Sale of common stock	—	75,000
Cash paid for common stock issuance costs	—	(202)
Repurchase of common stock in connection with stock award exercises	(57)	(1,503)
Cash received from stock option exercises	66	303
Total cash (used in) provided by financing activities	$(33,444)	$18,046
Change in cash, cash equivalents, and restricted cash	7,532	3,158
Cash, cash equivalents, and restricted cash at beginning of period	10,479	11,709
Cash, cash equivalents, and restricted cash at end of period	$18,011	$14,867

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended		Six Months Ended
(in thousands of dollars)	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Net income (loss)	$7,130	$(12,147)	$(4,164)	$(16,229)
Adjustments:
Interest expense, net (1)	5,281	2,563	9,570	5,720
Income tax expense (benefit)	1,389	(7,415)	(1,592)	(9,177)
Depreciation, amortization, and disposals (2)	4,181	3,622	7,996	7,145
Operational transformation initiatives	137	1,585	937	1,586
Share-based compensation expense	699	813	1,288	2,486
Product redesign initiatives	—	281	—	534
Loss on debt modification	—	—	537	561
Other	1,024	8	1,024	283
Adjusted EBITDA	$19,841	$(10,690)	$15,596	$(7,091)
Adjusted EBITDA Margin (percentage of net sales)	6.6%	(5.1)%	2.9%	(2.1)%

(1) Includes $0.1 million for both three months ended April 1, 2023 and April 2, 2022, and $0.2 million and $0.1 million for the six months ended April 1, 2023 and April 2, 2022, respectively, representing interest expense on operating lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.4 million and $0.2 million for the three months ended April 1, 2023 and April 2, 2022, respectively, and $0.9 million and $0.4 million for the six months ended April 1, 2023 and April 2, 2022, respectively representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Six Months Ended
(in thousands of dollars)	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Net cash provided by (used in) operating activities	$24,790	$21,667	$44,716	$(11,410)
Cash paid for fixed assets	(2,594)	(1,908)	(3,740)	(3,478)
Free cash flow	$22,196	$19,759	$40,976	$(14,888)
Cash paid for product redesign initiatives	—	281	—	534
Cash paid for operational transformation initiatives	137	1,585	937	1,586
Cash paid for other items	1,024	8	1,024	283
Adjusted free cash flow	23,357	21,633	42,937	(12,485)

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months Ended		Six Months Ended
(in thousands of dollars)	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Net income (loss)	$7,130	$(12,147)	$(4,164)	$(16,229)
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	108	1,189	740	1,190
Product redesign initiatives	—	211	—	401
Share-based compensation expense	552	610	1,018	1,865
Loss on debt modification	—	—	424	421
Other	809	6	809	212
Adjusted net income (loss), non-GAAP	$8,599	$(10,131)	(1,173)	(12,140)

(1) Amounts are net of estimated tax rates of 21% for the three and six months ended April 1, 2023, and 25% for the three and six months ended April 2, 2022.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Six Months Ended
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Diluted earnings (loss) per share	$0.22	$(0.38)	$(0.13)	$(0.54)
One-time charge adjustments, net of tax benefit or expense	0.05	0.07	0.09	0.14
Adjusted diluted earnings (loss) per share, non-GAAP	$0.27	$(0.31)	$(0.04)	$(0.40)
Adjusted weighted average dilutive shares outstanding	32,322,163	32,311,549	32,276,095	30,317,464